Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE
BYLAWS OF PRICELINE.COM INCORPORATED

The undersigned, being the duly elected, qualified, and acting Secretary of priceline.com Incorporated (the “Corporation”), hereby certifies that Sections 1 and 2 of ARTICLE III of the Bylaws of the Company were amended by the Board of Directors, effective February 16, 2011, to read in their entirety as follows:

Section 1.       Number and Election of Directors.      The Board of Directors shall consist of not less than one nor more than 13 members, the exact number of which shall be fixed by the Board of Directors.  Except as otherwise provided in the Certificate of Incorporation or in Section 2 of this Article III of these By-Laws, each director shall be elected by the vote of the majority of the votes cast at any annual meeting of stockholders; provided, however, that directors shall be elected by a plurality of the votes cast at any annual meeting of stockholders for which the Secretary of the Corporation determines that the number of nominees exceeds the number of directors to be elected as of the record date for such annual meeting of stockholders.  Each director elected at an annual meeting of stockholders shall hold office until the next annual meeting of stockholders and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.  Any director may resign at any time upon written notice to the Corporation.  Directors need not be stockholders.

Section 2.       Vacancies.     Unless otherwise required by law or the Certificate of Incorporation, vacancies arising through death, resignation (including in connection with the stockholders failing at any annual meeting of stockholders to elect the number of directors then constituting the whole Board of Directors), removal, an increase in the number of directors or otherwise may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

IN WITNESS WHEREOF, I have hereto set my hand on this 16th  day of February, 2011.

/s/ Peter J. Millones
Peter J. Millones
Executive Vice President, General Counsel and Corporate Secretary